Exhibit 99.1

Progress Energy divests of remaining merchant business
Company expects total proceeds and tax benefits of $480 million

RALEIGH, N.C. (March 12, 2007) - Progress Energy (NYSE: PGN) announced today that it has entered into a series of transactions to divest of substantially all of subsidiary Progress Ventures’ physical and commercial assets and liabilities for total proceeds and income tax benefits of approximately $480 million.

Progress Ventures will sell 1,855 megawatts (nominal) of gas-fired generation assets in Georgia to a subsidiary of a fund managed by ArcLight Capital Partners, LLC.

In addition, Progress Ventures will assign its contract portfolio - which consists of full-requirements contracts with 16 Georgia electric membership cooperatives, forward gas and power contracts, gas transportation contracts and other structured agreements - to Constellation Energy Commodities Group, Inc.

“These transactions, combined with other Progress Ventures’ asset sales that we are working on, put us on track to meet our 2007 divestiture proceeds target,” said Peter Scott, chief financial officer of Progress Energy. “Our exit from Progress Ventures’ nonregulated businesses, including sales of merchant plants and the natural gas E&P business, is expected to result in the company earning a modest positive return on its capital. We have strengthened our balance sheet and credit metrics and lowered our risk profile. With this latest transaction, we are well positioned to accommodate the significant future growth that is expected in our electric utilities.”

Generation Asset Sale

Progress Ventures has entered into definitive agreements to sell its Effingham County Power, LLC, Monroe Power Company Generating, LLC, Walton County Power, LLC and Washington County Power, LLC subsidiaries, including certain power-supply contracts to ArcLight.

The gas-fired electric generation assets consist of Effingham, 485 MW (combined-cycle); Monroe, 320 MW (combustion turbines); Walton, 450 MW (combustion turbines); and Washington, 600 MW (combustion turbines).

The sale of the generation assets is expected to close in the second quarter of 2007 and is subject to federal regulatory approvals and customary closing conditions.

Contract Portfolio

In conjunction with the sale of the generation assets, Progress Ventures entered into an assignment agreement with Constellation Energy Commodities Group, Inc., whereby Progress Ventures assigns to Constellation the full-requirements contracts with 16 Georgia electric membership cooperatives, forward gas and power contracts, gas transportation contracts and other structured transactions. The contract assignment agreement is expected to close in the second quarter of 2007 and is subject to federal regulatory approvals, customer consents and customary closing conditions.

The combination of the two transactions described above results in expected net proceeds of $265 million to Progress Energy. In addition, Progress Energy expects income tax benefits resulting from the loss on sale of these assets of approximately $215 million in 2007 for total after-tax proceeds of $480 million in 2007. Progress Energy anticipates recording a net non-cash, after-tax charge of approximately $290 million in discontinued operations primarily in the second quarter of 2007 related to these transactions. Additionally, as a result of the gas and power hedges being assigned, the company will return posted collateral to counterparties following the transaction’s close.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $10 billion in annual revenues. The company’s holdings include two electric utilities serving approximately 3.1 million customers in North Carolina, South Carolina and Florida. Progress Energy’s nonregulated operations include energy marketing. Progress Energy is the 2006 recipient of the Edison Electric Institute’s Edison Award, the industry’s highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder’s Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Examples of forward-looking statements in the above release include, but are not limited to, (i) the actual amounts of various charges resulting from approval of the CCO asset disposition plan and (ii) any assumptions concerning the timing of the disposition of the CCO assets or the company’s ability to ultimately dispose of those assets. Any forward-looking statement is based on information current as of the date of the report and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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Contact: Corporate Communications, 919-546-6189 or toll-free (877) 641-NEWS (6397)